FEE AGREEMENT

AGREEMENT, effective as of May 14, 2014, between Huntington Asset Services, Inc., a Delaware corporation (“Huntington”) and Spirit of America Investment Fund, Inc. a Maryland corporation (the “Company”).

WHEREAS, Spirit of America Energy Fund (the “Fund”) is a portfolio of the Company; and

WHEREAS, the Company has retained Huntington to provide fund accounting, fund administration, and compliance support services (the “Services”) to the Fund pursuant to a Mutual Fund Services Agreement dated September 1, 2012 (the “Services Agreement”); and

WHEREAS, Huntington and the Company wish to set forth their mutual understanding and agreement regarding certain fee discounts that Huntington is willing to offer to the Company in connection with Services provided to the Fund;

NOW, THEREFORE, Huntington and the Company hereby agree as follows:

1.	Huntington will discount its fees in connection with Services provided to the Fund as follows:

Effective Dates	Monthly Discount
July 1, 2014 – December 31, 2014	50%
January 1, 2015 – June 30, 2015	25%

2.	Beginning July 1, 2015, the monthly discount will continue at the rate in effect on June 30, 2015, unless the parties hereto modify or amend this Agreement or enter into a Subsequent written agreement.

3.	This Agreement may be modified or amended only by mutual written agreement between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be signed by their respective duly authorized officers effective as of the day and year first above written.

SPIRIT OF AMERICA INVESTMENT FUND, INC.		HUNTINGTON ASSET SERVICES, INC.

By:	/s/ Alan P. Chodosh	By:	/s/ Alexandria Caravetta

Print Name:	Alan P. Chodosh	Print Name:	Alexandria Caravetta

Title:	Vice President	Title:	Vice President

Date:	June 11, 2014	Date:	June 11, 2014

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